Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Contacts:	Kate Fitzsimons Investor Relations ir@footlocker.com Leigh Parrish Joele Frank, Wilkinson Brimmer Katcher lparrish@joelefrank.com mediarelations@footlocker.com

FOOT LOCKER, INC. REPORTS First QUARTER 2025 financial RESULTS

●   Total Sales Down 4.6% Year-over-Year and Comparable Sales Down 2.6%

●   GAAP EPS Loss of $3.81 and Non-GAAP EPS Loss of $0.07

●   Continued Store Modernization Efforts with 69 Refreshes

●   Launched New Champs Sports and Kids Foot Locker Mobile Apps

NEW YORK, NY, May 29, 2025 – Foot Locker, Inc. (NYSE: FL) today reported financial results for its first quarter ended May 3, 2025.

Mary Dillon, Chief Executive Officer said, "We are continuing to execute our Lace Up Plan strategies as we look forward to the successful completion of our transaction with DICK'S Sporting Goods. As we noted at the time we reported preliminary first quarter results, we experienced softer traffic trends globally that impacted our performance. During the quarter, we remained focused on the rollout of our Reimagined and Refresh programs to elevate our in-store experience, enhancing our digital offerings, deepening customer engagement through our FLX program and leveraging our strong brand partnerships to generate excitement for our customers. As we have executed these and other initiatives to further advance our strategy, our teams have also remained nimble to navigate the uncertain macroeconomic environment, including managing our promotional levels, inventories, and expenses and remaining disciplined with our cash flows."

First Quarter Results

●	Total sales were down 4.6%, to $1,788 million, as compared with sales of $1,874 million in the first quarter of 2024. Excluding the effect of foreign exchange rate fluctuations, total sales for the first quarter decreased by 4.5%.

●	Comparable sales decreased by 2.6%, with comparable sales in the North American region decreasing by 0.5%. Comparable sales in the Company’s international businesses decreased by 8.5%, led by softness in Foot Locker Europe.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region.

●	Gross margin decreased by 40 basis points as compared with the prior-year period. Merchandise margins decreased by 10 basis points, while occupancy as a percentage of sales increased by 30 basis points as compared to the prior-year period.

●	SG&A as a percentage of sales increased by 100 basis points as compared with the prior-year period, due to underlying deleverage on the sales decline and investments in technology which more than offset the cost optimization program and ongoing expense discipline. Compared to the prior year, SG&A dollars were down 0.7%.

●	Net loss was $363 million, as compared with net income of $8 million in the prior-year period. On a non-GAAP basis, net loss was $6 million for the first quarter, as compared with net income of $21 million in the corresponding prior-year period.

●	First quarter loss per share was $3.81, as compared with earnings per share of $0.09 in the first quarter of 2024. Non-GAAP loss was $0.07 per share in the first quarter, as compared with non-GAAP earnings per share of $0.22 in the corresponding prior-year period.

●	Non-GAAP net loss and net loss per share exclude non-cash impairment charges totaling $276 million and primarily reflect a $140 million charge related to a tradename and a goodwill impairment charge of $110 million. Additionally, the Company recorded a full valuation allowance on its deferred tax assets and deferred tax costs related to certain of the Company's European business totaling $124 million, which is excluded from non-GAAP results.

See the tables below for the reconciliation of Non-GAAP measures.

Balance Sheet

At quarter-end, the Company had cash and cash equivalents of $343 million, and total debt was $445 million.

As of May 3, 2025, the Company's merchandise inventories were $1,665 million, 0.4% higher than at the end of the first quarter last year. Excluding the effect of foreign currency fluctuations, merchandise inventories decreased by 0.7% as compared with the first quarter of last year.

Store Base Update

During the first quarter, the Company opened 9 new stores and closed 56 stores, including its stores that operated in South Korea, Denmark, Norway, Sweden, Greece, and Romania. Also during the quarter, the Company remodeled or relocated 11 stores and refreshed 69 stores to our updated design standards, which incorporate key elements of our current brand design specifications.

As of May 3, 2025, the Company operated 2,363 stores in 20 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 236 licensed stores were operating in the Middle East, Europe, and Asia. Our licensed operations include the Greece and Romania business that was sold to our license partner in April 2025.

Agreement to be Acquired by DICK'S

As previously announced on May 15, 2025, Foot Locker and DICK'S Sporting Goods have entered into a definitive merger agreement under which DICK'S will acquire Foot Locker.

In light of the pending transaction with DICK'S, Foot Locker will not be holding its previously scheduled conference call to discuss its first quarter 2025 results and will not be providing or updating previously issued financial guidance.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, financial outlook, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company's filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the right of us or DICK'S Sporting Goods, Inc. ("DICK'S") to terminate the Agreement and Plan of Merger by and among us, DICK'S and a wholly owned subsidiary of DICK'S ("Merger Sub") pursuant to which, among other things, Merger Sub would be merged with and into us (the "Transaction"); the outcome of any legal proceedings that may be instituted against us, including with respect to the Transaction; the possibility that the Transaction does not close when expected or at all because required regulatory or shareholder approvals or other conditions to closing are not received or satisfied on a timely basis or at all; reputational risk and potential adverse reactions of our customers, employees or other business partners; the diversion of our management's attention and time from ongoing business operations and opportunities due to the Transaction; and any other factors set forth in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended February 1, 2025, filed on March 27, 2025. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended May 3, 2025 and May 4, 2024

(In millions, except per share amounts)

	First Quarter
	2025	2024
Sales	$1,788	$1,874
Other revenue	6	5
Total revenue	1,794	1,879

Cost of sales	1,280	1,335
Selling, general and administrative expenses	458	461
Depreciation and amortization	51	51
Impairment and other	276	14
(Loss) income from operations	(271)	18

Interest expense, net	(2)	(1)
Other income (expense), net	3	(4)
(Loss) income before income taxes	(270)	13
Income tax expense	93	5
Net (loss) income	$(363)	$8

Diluted (loss) earnings per share	$(3.81)	$0.09
Weighted-average diluted shares outstanding	95.3	95.3

Non-GAAP Financial Measures

In addition to reporting the Company's financial results reported in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP financial measures that will be presented will exclude (i) gains or losses related to our minority investments, (ii) impairments and other, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

Non-GAAP Reconciliation

(unaudited)

Periods ended May 3, 2025 and May 4, 2024

(In millions, except per share amounts)

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	First Quarter
	2025	2024
Pre-tax (loss) income:
(Loss) income before income taxes	$(270)	$13
Pre-tax adjustments excluded from GAAP:
Impairment and other (1)	276	14
Other income / expense (2)	(4)	2
Adjusted income before income taxes (non-GAAP)	$2	$29

After-tax (loss) income:
Net (loss) income	$(363)	$8
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $39 and $3 million, respectively (1)	237	11
Other income / expense, net of income tax expense of $- and $- million, respectively (2)	(4)	2
Tax valuation allowance and deferred tax cost write off (3)	124	—
Adjusted net (loss) income (non-GAAP)	$(6)	$21

	First Quarter
	2025	2024
Earnings per share:
Diluted (loss) earnings per share	$(3.81)	$0.09
Diluted per share amounts excluded from GAAP:
Impairment and other (1)	2.48	0.11
Other income / expense (2)	(0.05)	0.02
Tax valuation allowance and deferred tax cost write off (3)	1.31	—
Adjusted diluted (loss) earnings per share (non-GAAP)	$(0.07)	$0.22

Notes on Non-GAAP Adjustments:

(1)

Included in the first quarter of 2025 impairment and other caption were non-cash impairment charges of $140 million to write down the WSS tradename and $110 million of goodwill, as a result of a triggering event due to a reduction in the Company's stock price and resulting market capitalization, coupled with general macroeconomic factors. Additionally, the Company recorded $15 million in non-cash impairment charges of long-lived assets and right-of-use assets. In connection with the previously announced global headquarters relocation and the shutdown of the businesses in South Korea, Denmark, Norway, and Sweden, we recorded accelerated tenancy and lease termination charges of $8 million. The Company has closed all stores operating in those regions as it focuses on improving the overall results of its international operations. Finally, the Company recorded $3 million of reorganization costs primarily related to the announced closure and relocation of the Company's global headquarters and the shutdown costs.

For the first quarter of 2024, impairment and other included a loss accrual for legal claims of $7 million and a $7 million impairment of long-lived assets and right-of-use assets related to the Company's decision to no longer operate, and to sublease, one of its larger underperforming stores in Europe.

Non-GAAP Reconciliation

(unaudited)

Periods ended May 3, 2025 and May 4, 2024

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments (continued):

(2)

For the first quarter of 2025, other expense / income included a $5 million gain on the sale of the Greece and Romania businesses, partially offset by $1 million of our share of losses related to equity method investments.

For the first quarter of 2024, other income / expense consisted of $2 million of our share of losses related to equity method investments.

(3)	In the first quarter of 2025, it was determined that due to recent weakness in market conditions, the ability to utilize the entirety of our European deferred tax asset was less likely than prior periods. Accordingly, the Company recorded a $117 million valuation allowance on all the deferred tax assets related to net operating loss carryforwards and deferred interest deductions related to certain of the Company's European business. The Company will continue to monitor the recoverability of deferred tax assets on a quarterly basis. Additionally, in connection with this assessment, the Company wrote off certain deferred tax costs of $7 million.

Sales by Banner

(unaudited)

Periods ended May 3, 2025 and May 4, 2024

(In millions)

	First Quarter
	2025	2024	Constant Currencies	Comparable Sales
Foot Locker	$735	$759	(2.6)%	(0.9)%
Champs Sports	261	267	(2.2)	0.5
Kids Foot Locker	183	183	—	3.4
WSS	160	160	—	(4.6)
North America	1,339	1,369	(1.9)	(0.5)
EMEA	346	394	(13.2)	(10.2)
Foot Locker	66	72	(4.2)	(0.8)
atmos	37	39	(7.7)	(6.4)
Asia Pacific	103	111	(5.4)	(2.8)
Total	$1,788	$1,874	(4.5)%	(2.6)%

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	May 3,	May 4,
	2025	2024
ASSETS

Current assets:
Cash and cash equivalents	$343	$282
Merchandise inventories	1,665	1,659
Other current assets	359	414
	2,367	2,355
Property and equipment, net	908	910
Operating lease right-of-use assets	2,099	2,175
Deferred taxes	41	114
Goodwill	661	760
Other intangible assets, net	230	392
Minority investments	115	150
Other assets	137	91
	$6,558	$6,947

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$504	$515
Accrued and other liabilities	433	389
Current portion of long-term debt and obligations under finance leases	5	5
Current portion of lease obligations	499	496
	1,441	1,405
Long-term debt and obligations under finance leases	440	441
Long-term lease obligations	1,890	1,984
Other liabilities	179	231
Total liabilities	3,950	4,061
Total shareholders' equity	2,608	2,886
	$6,558	$6,947

Condensed Consolidated Statement of Cash Flows

(unaudited)

(In millions)

	Thirteen weeks ended
	May 3,	May 4,
($ in millions)	2025	2024
From operating activities:
Net (loss) income	$(363)	$8
Adjustments to reconcile net (loss) income to net cash from operating activities:
Tradename intangible asset impairment	140	—
Impairment of goodwill	110	—
Deferred income taxes	69	(5)
Depreciation and amortization	51	51
Impairment of long-lived assets and right-of-use assets	23	7
Share-based compensation expense	6	6
Gain on sales of businesses	(5)	—
Change in assets and liabilities:
Merchandise inventories	(110)	(158)
Accounts payable	118	151
Accrued and other liabilities	—	(3)
Pension contribution	(20)	—
Other, net	(22)	1
Net cash (used in) provided by operating activities	(3)	58
From investing activities:
Capital expenditures	(58)	(76)
Proceeds from sales of businesses	6	—
Net cash used in investing activities	(52)	(76)
From financing activities:
Shares of common stock repurchased to satisfy tax withholding obligations	(2)	(4)
Payment of obligations under finance leases	(2)	(2)
Proceeds from exercise of stock options	—	5
Net cash used in financing activities	(4)	(1)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	4	2
Net change in cash, cash equivalents, and restricted cash	(55)	(17)
Cash, cash equivalents, and restricted cash at beginning of year	430	334
Cash, cash equivalents, and restricted cash at end of period	$375	$317

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 1,			May 3,	Relocations/
	2025	Opened	Closed	2025	Remodels
Foot Locker U.S.	677	—	12	665	20
Foot Locker Canada	84	—	3	81	1
Champs Sports	383	1	6	378	1
Kids Foot Locker	369	—	5	364	2
WSS	151	1	1	151	—
Footaction	1	—	—	1	—
North America	1,665	2	27	1,640	24
EMEA (1)	608	7	18	597	39
Foot Locker Pacific	96	—	—	96	16
Foot Locker Asia	11	—	11	—	—
atmos	30	—	—	30	1
Asia Pacific	137	—	11	126	17
Total	2,410	9	56	2,363	80

Selling and gross square footage are as follows:

	May 4, 2024		May 3, 2025
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,386	4,049	2,305	3,902
Foot Locker Canada	257	423	254	416
Champs Sports	1,508	2,373	1,443	2,274
Kids Foot Locker	776	1,295	745	1,258
WSS	1,458	1,757	1,578	1,900
Footaction	3	6	3	6
North America	6,388	9,903	6,328	9,756
EMEA (1)	1,210	2,459	1,159	2,378
Foot Locker Pacific	246	371	254	381
Foot Locker Asia	52	98	-	-
atmos	28	48	28	47
Asia Pacific	326	517	282	428
Total	7,924	12,879	7,769	12,562

(1)  Includes 7 Kids Foot Locker stores, and the related square footage, operating in Europe for both February 1, 2025 and May 3, 2025.